Exhibit 3.02

CERTIFICATE OF AMENDMENT OF

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

PASSPORT BRANDS, INC.

Pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware

Passport Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL").

DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the corporation is Passport Brands, Inc. (the "Corporation").

2.             The Corporation's Second Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FOURTH thereof in its entirety and by substituting in lieu of said paragraph the following new paragraphs:

"FOURTH, (a) Capital Stock.  Without regard to any other provision of this Second Amended and Restated Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective (the “Effective Time”) shall be and are hereby automatically reclassified and changed (without any further act) into one-fiftieth (1/50th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation. To the extent that any stockholder shall be deemed after the Effective Time as a result of this amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one (1) whole share. Each stockholder as of the Effective Time shall be entitled to receive from the Corporation's transfer agent a certificate representing the number of shares of the Common Stock to which such stockholder is entitled hereunder upon delivery to the Corporation's transfer agent of a certificate or certificates representing the number of shares owned by such stockholder as of the Effective Time.

(b) The total number of shares of stock which the Corporation shall have authority to issue is 43,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and (ii) 38,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”).”

3.             The effective time of the amendment herein certified shall be the date of filing.

4.             This Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation has been duly authorized by unanimous written consent of the Corporation's board of directors in lieu of a meeting, and by written consent of the holders of a majority of the Corporation's common stock in lieu of a meeting, in accordance with the provisions of Section 242 and 228 of the DGCL.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on this 18th day of January, 2011

PASSPORT BRANDS, INC.

By:	/s/ Robert S. Stec
	Name:	Robert S. Stec
	Title:	Chief Executive Officer